EXHIBIT 16.1

Letter from SingerLewak LLP dated April 28, 2015, to the Securities and Exchange Commission.

April 28, 2015

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Dr. Tattoff, Inc.’s statements included under Item 4.01 of its Form 8-K filed on April 28, 2015 and we agree with such statements concerning our firm.

/s/ SingerLewak LLP

SingerLewak LLP